Exhibit 10.62

AMENDMENT NUMBER ONE

TO THE

ING INSURANCE AMERICAS 409A DEFERRED COMPENSATION SAVINGS PLAN

Pursuant to Section 8.2 of the ING Insurance Americas 409A Deferred Compensation Savings Plan (the “Plan”), the Plan is hereby amended, effective January 1, 2010, as follows:

1.	Section 4.2(b) is hereby deleted in its entirety and replaced with the following:

(b)	Restoration Match Contribution.

(1) Generally. For each Plan Year, each Participant who has elected base salary and short-term incentive deferrals pursuant to Section 4.1(e) shall have credited to his or her Account a Restoration Match Contribution in the amount that would have been credited to the Participant’s matching account under the 401(k) Savings Plan as if (i) the Plan Section 4.1(e) deferrals had been credited to the 401(k) Savings Plan instead, (ii) “compensation” as defined in the 401(k) Savings Plan included deferrals under a nonqualified deferred compensation plan such as the Plan, and (iii) the limitation on compensation under Code Section 401(a)(17) and the limit on contributions under Code Section 402(g) (each as in effect for the Plan Year) were not applicable. Notwithstanding clause (ii) above, Compensation that is not otherwise included in the definition of “compensation” under the 401(k) Savings Plan (by way of example only, long-term incentive plan awards) shall not be included for purposes of determining the Restoration Match Contribution and the maximum amount of eligible Compensation that may be taken into account is three (3) times the Code Section 401(a)(17) limit in effect for the Plan Year.

(2) Special Additional Restoration Match Contribution. Notwithstanding the provisions of Section 4.2(b)(1) above with respect to any Participant who, based on (i) the Participant’s annualized rate of Salary in effect on the date on which the Participant receives payment of a cash bonus under the Company’s Incentive Compensation Plan, (ii) the amount of the cash bonus paid to the Participant under the Company’s Incentive Compensation Plan, and (iii) the Participant’s deferral percentage election in effect under the 401(k) Savings Plan on the date on which the Participant receives payment of a cash bonus under the Company’s Incentive Compensation Plan, would not have earned “compensation” for purposes of the 401(k) Savings Plan at least equal to the amount in effect under Code Section 401(a)(17) for the Plan Year or would not have deferred an amount equal to the limit in effect under Code Section 402(g) if the Participant had remained employed by an Employer throughout the Plan Year, the Employer shall make an additional Restoration Match Contribution to the Participant’s Account. The amount of this additional Restoration Match Contribution shall be equal to the additional amount that would have been deferred by the Participant under the 401(k) Savings Plan, subject to the limitations of Code

Sections 401(a)(17) and 402(g) if the Participant’s deferral percentage election in effect on the date on which the Participant receives payment of a cash bonus under the Company’s Incentive Compensation Plan (or, if less, six percent (6%)) had been applied to that portion of bonus under the Company’s Incentive Compensation Plan that would have been paid to the Participant in cash but, instead, was paid in the form of restricted stock units.

2.	Section 4.2(c) is hereby amended by adding the following sentence at the end thereof.

Notwithstanding the foregoing, the additional Restoration Match Contribution made pursuant to Section 4.2(b)(2) above shall be credited to the Participant’s Account as soon as administratively practicable after the date of the adoption of Amendment Number One to the Plan.

IN WITNESS WHEREOF, this Amendment Number One to the Plan is hereby executed on behalf of the Company this      day of             , 2010.

ING NORTH AMERICA INSURANCE CORPORATION

By:

Title: